INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Dollar Tree Stores, Inc.



We consent to the use of our report incorporated by reference in the registration statement (No. 333-61139), Post-Effective Amendment No. 1 to Form S-4 on Form S-8, of Dollar Tree Stores, Inc. of our report dated January 20, 1998, relating to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated income statements, and statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Annual Report on Form 10-K for the year ended December 31, 1997 of Dollar Tree Stores, Inc.

                                        KPMG Peat Marwick LLP

Norfolk, Virginia
December 10, 1998